SOUTER, LIPTON & LUTTRULL, P.C.

Attorneys & Counselors

8235 Douglas Avenue
Suite 1100
Dallas, Texas 75225

Telephone: (214) 237-5350
Facsimile: (214) 237-5351

November 21, 2007

China Agritech, Inc.
Room 301, No. 11 Building No. 1
Zone of Future Business Center
1st Street of Wuliqiao Road
Beijing, China 100024

Re: Registration Statement on Form S-1 (the "Registration Statement"), as amended from time to time, of China Agritech, Inc.
Zhihao Zhang—476,356 shares
Timothy P. Halter—12,738 shares

Ladies and Gentlemen:

We have served as legal counsel to China Agritech Inc., a Delaware corporation (the "Corporation"). In connection with the preparation and filing with the U.S. Securities and Exchange Commission of the Registration Statement on Form S-1 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the sale by the selling stockholders named therein of 10,565,188 shares of the Corporation's common stock, par value $0.001 per share (the "Common Stock"), which are issued and outstanding, and 388,920 shares of the Corporation's Common Stock issuable upon the exercise of certain warrants held by certain of the selling stockholders, we have been asked to render an opinion concerning shares of common stock of the Corporation held by Zhizao Zhang and Timothy P. Halter (the "Shares"), referenced above, which are included in the Registration Statement.

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5.2 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation's Certificate of Incorporation, as amended to date, the Corporation's Bylaws, as amended to date, copies of the stock purchase and other documents pursuant to which Messrs. Zhang, and Halter acquired the Shares, certificates evidencing the Shares, and minutes and resolutions of the Corporation's Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Corporation.

Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, all applicable provisions of the Delaware Constitution, all reported judicial decisions interpreting those laws, assuming that same are identical to the laws and Constitution of the State of Texas, and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

SOUTER, LIPTON & LUTTRULL, P.C.
A Professional Corporation

By: ______________________
Patrick D. Souter on behalf of the Firm